Exhibit 10.8

Qualstar Corporation

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of March 6, 2014, is entered into between Qualstar Corporation, a California corporation with principal offices located at 3990-B Heritage Oak Court, Simi Valley, CA  93063, (“Qualstar” or the “Company”) and Steven N. Bronson, an individual residing at 2751 Queens Garden Court, Westlake Village, California 91361 (“Executive”)(each a “Party” and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, Qualstar desires to employ Executive, and Executive is willing to accept such employment on such terms and conditions as set forth below,

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, Qualstar and Executive agree as follows:

1.     Employment. Qualstar hereby employs Executive as its Chief Executive Officer and President, subject to the terms and conditions set forth in this Agreement.

2.      Term. The term of this Agreement shall commence on July 3,

2013, and terminate on June 30, 2014 (the “Term”), subject to earlier termination pursuant to the provisions herein. The Term of this Agreement shall automatically renew for additional one-year periods unless the Company or Executive provides written notice to the other Party that the Agreement shall not be renewed at least thirty (30) days prior to the renewal date.

3.      Duties. Executive shall serve as Chief Executive Officer and President and shall perform all duties commensurate with his positions and as may be assigned to him by the Board of Directors of the Company. It is understood that Executive will not devote his full business time and energies to the business and affairs of the Company, however Executive shall use his best efforts, skills and abilities to promote the interests of the Company and to diligently and competently perform the duties of his positions.

4.      Compensation and Benefits.

4.1    Compensation. During the term of this Agreement, as compensation for the satisfactory performance of all duties to be performed by Executive hereunder, Qualstar shall pay Executive guaranteed compensation of $200,000.00 per annum, paid bi-weekly less required deductions for state and federal withholding tax, Social Security, and any other applicable employee benefit contributions and taxes.

4.2      Bonus Compensation. The Executive shall be eligible to earn up to 50% of his base compensation (up to $100,000 per year) in the form of a fiscal year-end bonus, based on his success in the following areas: organizational restructuring, a return to P&L profitability (or a return to breakeven), positive operating cash flow, cost containment (at the gross line and within SG&A), sales network expansion, and public company compliance. The bonus shall be awarded solely at the discretion of the full Board.

4.3     Paid Time Off (PTO). The Executive shall have access to five (5) weeks (25 days) of Paid Time Off effective as of the beginning of his tenure on July 3, 2013. This PTO allowance shall be in addition to the Paid Holidays that are provided as part of the standard benefit package for all Qualstar employees.

4.4     Paid Time Off Sign-On Bonus. The Executive shall also receive one (1) additional week (5 days) of PTO in August 2013, in recognition of a family vacation that was already planned prior to Executive being appointed to the position.

4.5     Benefit Package. The benefits offered to the Executive by Qualstar, including but not limited to, Medical, Dental, Life Insurance, Short Term or Long Term Disability, Holidays, 401(K), etc., shall be exactly the same as offered by the Company to other employees. No exclusive top-tier benefit plans shall be offered, as part of Executive compensation.

4.6     Equity Grant. Subject to the Board’s sole discretion the Executive may be entitled to receive equity grants of Qualstar’s securities as part of Executive’s compensation package.

5.       Reimbursement of Business Expenses. During the term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation satisfactory to Qualstar and in specific accordance with such guidelines as may be established from time to time, Executive shall be reimbursed by Qualstar for all reasonable business expenses actually and necessarily incurred by Executive on behalf of Qualstar in connection with Executive’s performance of services under this Agreement.

6.       Representations as to Employability.

6.1     Absence of prior restrictions. Executive represents and warrants that Executive is not party to, or bound by, any agreement or commitment, or subject to any restriction, including, but not limited to agreements related to previous employment containing confidentiality, non-solicitation, non-poaching or non-compete covenants, which would adversely affect the business of Qualstar or Executive’s performance of duties under this Agreement.

6.2     Absence of third party proprietary information. Executive represents and warrants that Executive is not in possession of and will not bring onto the Company’s premises or access or utilize any proprietary information of any prior employer or other third-party that Executive is not permitted to have. Executive represents, further, that Executive will be able to fulfill Executive’s duties hereunder without such proprietary information by utilizing only information that is generally available in the public domain or the rightful property of Executive or the Company.

7.       Confidentiality and Proprietary Information.

7.1      Non-Disclosure. During the course of Executive’s employment with Qualstar, Executive will learn of Confidential Information (as defined below) and Executive may develop Confidential Information on behalf of Qualstar. Executive agrees that Executive will not use or disclose to any person (except as required by applicable law or for the proper performance of Executive’s duties and responsibilities for Qualstar) any Confidential Information obtained or created by Executive incident to Executive’s employment or any other association with Qualstar. Executive understand that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.

7.2      Protection of Information. All information, data, documents, records and files, in any kind of media, relating to the business (whether past, present or future) of Qualstar (“Confidential Information”), whether or not prepared by Executive, shall be the sole and exclusive property of Qualstar. Executive agrees to safeguard all Confidential Information and to surrender to Qualstar, at the time Executive’s employment terminates or at such earlier time as requested, all tangible forms of Confidential Information of Qualstar then in Executive’s possession or control, and to destroy or retrieve any copies, such that no Confidential Information which was at any time in Executive’s possession or control will exist in tangible form other than what Executive has turned over to Qualstar or destroyed.

8.       Application of IRC Section 409A.

a.       If Executive is a “specified employee” within the meaning of Internal Revenue Code (“IRC”) Section 409A(a)(2)(B)(i) and any payment required to be made or benefit required to be provided pursuant to this Agreement is subject to IRC Section 409A and not exempt from those requirements under any applicable regulations or other guidance of general applicability, then any such payment otherwise payable on account of Employee’s separation from service during the period ending on the date that is six (6) months after the separation from service shall be paid in a lump sum on the date that is six (6) months after Executive’s separation from service instead of the date on which it would otherwise be paid; provided, however, that deferred compensation to which Executive is entitled under this Agreement need not be delayed under this subparagraph to the extent those payments would comply with the requirements of Treasury Regulations Section 1.409A-1(b)(9)(iii), which generally requires that the total of such payments not exceed two (2) times the lesser of (1) Executive’s annualized compensation based on his annual rate of pay in the year before the Executive’s separation from service or (2) the Code Section 401(a)(17) limit applicable to qualified plans during the year of Executive’s separation from service, In determining whether Executive is a “specified employee” Qualstar (or its delegate) may, but need not, elect in writing, subject to applicable limitations under IRC Section 409A, any of the special effective rules prescribed in Treasury Regulation Section 1.409A-1(i).

b.       To the extent applicable, it is intended that this Agreement comply with the provisions of IRC Section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this Agreement.

c.       Payments and benefits under this Agreement payable upon Executive’s termination or severance of employment with Qualstar that constitute deferred compensation under IRC Section 409A shall not be paid or provided prior to Executive’s “separation from service” within the meaning of IRC Section 409A.

d.       For purposes of IRC Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of IRC Section 409A.

e.       References in this Agreement to IRC Section 409A include both that Section of the IRC itself and any guidance promulgated thereunder.

f.       Qualstar makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to IRC Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

9.       Termination. This Agreement may be terminated prior to the expiration of the Term set forth in Section 2 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 9.

9.1     Voluntarily. Executive may terminate this Agreement at any time by giving no less than thirty (30) days written notice to Qualstar

9.2     Death. This Agreement will terminate immediately and automatically upon Executive’s death.

9.3     Disability. This Agreement may be terminated at Qualstar’s option, immediately upon notice to the Executive, if Executive shall suffer a permanent disability. For the purposes of this Agreement, the term "permanent disability" shall mean Executive’s inability to perform Executive’s duties under this Agreement for a period of ninety (90) consecutive days due to illness, accident or any other physical or mental incapacity, as determined by the Board of Directors of Qualstar. In the event that a dispute arises with respect to Executive’s disability, the Parties shall each select a duly licensed medical doctor to make such a determination. If the two doctors so selected cannot agree on a determination, they will mutually select a third duly licensed medical doctor and the decision of the majority of the three doctors will be binding.

9.4     Termination by Qualstar for Cause. Qualstar may terminate this Agreement upon thirty (30) days written notice to Executive for “Cause,” as defined below. “Cause” shall mean (i) the willful and material breach or the material failure by Executive to perform Executive’s duties and obligations under this Agreement, provided Executive does not cure such breach within thirty (30) days of Executive’s receipt of written notice of such breach, (ii) Executive’s commission of a material act of dishonesty or gross negligence in the performance of Executive’s duties hereunder, including but not limited to making any material misrepresentations to the Company (iii) Executive willfully engaging in conduct materially detrimental to the business of Qualstar or (iv) Executive being convicted of a crime involving moral turpitude.

9.5     Termination by Executive for Good Reason. Executive may terminate his employment by written notice to Qualstar for “Good Reason,” as defined below. “Good Reason” means one or more of the following: (1) Executive’s assignment by Qualstar, without Executive’s written consent, to duties or responsibilities which are not consistent with that of duties and responsibilities as set forth herein; (2) reduction by Qualstar, without Executive’s written consent, of Executive’s salary and bonus pursuant to Section 4.1 and Section 4.3, above; or (3) Qualstar’ material breach of its obligations under this Agreement, which breach has continued uncured for a period of thirty (30) days after its receipt of written notice from Executive.

9.6     Compensation in Event of Termination.

a.     Voluntary Termination. Upon Executive’s voluntary termination of this Agreement pursuant to Section 9.1, Executive shall be entitled to receive the compensation, as set forth in paragraph 4 above, up to the date of termination, and after such date shall not be entitled to any Compensation under this Agreement, and Executive will no longer continue any vesting but instead will retain any equity that has vested as of the date of termination.

b.     Termination for Death or Disability. If Executive’s employment is terminated due to the Executive’s Death or Disability pursuant to Sections 9.2 or 9.3, then Executive or his beneficiaries will be entitled to receive: (i) Executive’s Compensation, as set forth in Section 4, above, to the end of the monthly pay period immediately following Executive’s date of termination, (ii) accrued Bonus Payments payable to the Executive under the Management Bonus Plan and (iii) all equity and/or options issued to Executive by Qualstar but not yet vested shall immediately fully vest.

c.      Termination for Cause. Upon the termination of this Agreement pursuant to Section 9.4, the Executive shall be entitled to receive his Compensation, as set forth in paragraph 4, above, to the date of termination, and after such date shall not be entitled to any Compensation, benefits or other rights granted herein to the Executive.

d.      Termination by Executive for Good Reason or by Qualstar Without Cause. If Executive’s employment is terminated by the Executive for Good Reason pursuant to Section 9.5, or by Qualstar without cause, then Executive will be entitled to receive: (1) Executive’s Compensation, as set forth in Section 4, above, to the date of termination; (2) a severance payment equal to six (6) months of Executive’s Compensation, as set forth in paragraph 4.1, above; (3) bonus compensation earned by Executive pursuant to paragraph 4.2, above; (4) benefits, pursuant to paragraph 4.5, above, for six (6) months following the date of termination; (5) any vested company match 401k or other retirement contribution; and (6) all equity or options issued to Executive by Qualstar but not yet vested shall immediately fully vest.

9.7       Release. In no event shall the Executive be entitled to receive any payments, amounts, rights, or benefits under this Section 9 unless Executive executes a release concerning any claims Executive may have against Qualstar in a form reasonably acceptable to Qualstar.

10.       Change In Control Provision. In the event there occurs a change in control with respect to Qualstar, that results in the termination of the Executive’s employment, then the Executive shall be entitled to receive a change in control payment in an amount equal to one (1) times the Executive’s then annual salary, payable upon the date the “change in control” occurs. Additionally, upon a Change in Control any equity securities or options held by the Executive that are subject to a vesting period, shall immediately fully vest. For the purposes of this Section “Change In Control” shall mean the consummation of any of the following transactions effecting a change in ownership or control of the Company: (i) a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or (ii)  any transfer, sale or other disposition of all or substantially all of the Company's assets; or (iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's beneficial holders. In no event, however, shall a Change in Control be deemed to occur in connection with (i) a merger of the Company, the sole purpose of which is to reincorporate the Company in another jurisdiction, or (ii) any public offering of Common Stock, the primary purpose of which is to raise capital; or (iii) an increase or decrease of the Executive’s beneficial ownership in the Company.

11.       Miscellaneous.

11.1     Survival. The provisions of Sections 7, 8 and 9 shall survive the termination of this Agreement.

11.2     Modification. This Agreement may not be modified unless in writing and signed by the Party against whom the same is sought to be enforced.

11.3     Waiver. Failure of a Party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such Party nor to in any way affect the validity of this Agreement or such Party's right thereafter to enforce any provision of this Agreement, nor to preclude such Party from taking any other action at any time which it would legally be entitled to take.

11.4     Assignment. This Agreement and all any rights or obligations hereunder are not assignable by Executive, but may be assigned by Qualstar upon the sale of substantially all of its assets.

11.5     Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and transmitted via email, and shall be deemed to have been given at the time of transmittal, as follows:

To Qualstar:	Qualstar Inc.
3990-B Heritage Oak Court Simi Valley, CA 93063 Attn.: David J. Wolenski, Chairman Compensation Committee of Qualstar Corporation

To Executive:	Steven N. Bronson
2751 Queens Garden Court Westlake Village, California 91361

11.6     Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement, and the provision held to be invalid or unenforceable shall be modified so as to be enforced as nearly as possible according to its original terms and intent but only to the extent necessary to eliminate such invalidity or unenforceability.

11.7     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.8     Entire Agreement. This Agreement sets forth the entire understanding of the Parties relating to the Executive’s employment with Qualstar and merges and supersedes any prior or contemporaneous agreements between the Parties pertaining to the subject matter hereof.

11.9     Counterparts. This Agreement may be executed in any number of counterparts, including facsimile and email with pdf signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, each Party hereto has duly executed this Agreement as of the date set forth above.

Qualstar Corporation	Steven N. Bronson

/s/ David J. Wolenski	/s/ Steven N. Bronson
David J. Wolenski, Chairman	Steven N. Bronson
Compensation Committee
of Qualstar Corporation